Exhibit 99.1

News Release
Increasing Momentum Evident in L.B. Foster's Second Quarter Operating Results; Company Increases 2023 Profitability Guidance

•Second quarter net sales of $148.0 million up 12.6% year over year (13.3% organic); gross profit of $32.3 million up 38.5% year over year, with gross margins improving 410 bps to 21.8%.
•Completed sale of prestressed concrete railroad tie business ("Ties") operating assets within the Rail, Technologies, and Services segment, in line with its strategic playbook.
•Second quarter net income of $3.5 million up $1.5 million year over year, despite $1.0 million loss on Ties sale; second quarter adjusted EBITDA[1] of $10.6 million (7.2% of sales) up $4.5 million, or 72.9%, year over year.
•Seasonal working capital needs increased net debt[1] $8.2 million during the quarter to $85.6 million at quarter end; Gross Leverage Ratio[1] of 2.5x was up slightly from 2.4x at the start of the quarter.
•New orders[1] in the second quarter were $183.7 million, up 29.9% over last year, with a book-to-bill ratio[1] of 1.24:1.00; backlog[1] finished the quarter at a record $290.1 million, up 15.6% year over year.
•2023 Adjusted EBITDA guidance range increased to $28 million to $32 million (previously $27 million to $31 million); net sales guidance range unchanged at $520 million to $550 million despite Ties sale.

PITTSBURGH, PA, August 8, 2023 – L.B. Foster Company (Nasdaq: FSTR), a global technology solutions provider of products and services for the rail and infrastructure markets (the "Company"), today reported its 2023 second quarter operating results.

CEO Comments
John Kasel, President and Chief Executive Officer, commented, “Our second quarter results reflect the continuing favorable impact of our strategic transformation. Net sales growth was a robust 12.6% and we saw strong gains in Precast Concrete (up 43.4%) and Rail, Technologies, and Services (up 12.0%). All segments generated organic sales growth in the quarter. Momentum in our segments generated by our business portfolio actions and profitability initiatives drove gross margins up 410 bps year over year to 21.8%, which translated into a 72.9% increase in adjusted EBITDA, with the adjusted EBITDA margin of 7.2% representing the highest quarterly result achieved since the second quarter of 2020. We’re pleased to see the expected benefits of our strategy execution coming through in the results.”

Mr. Kasel continued, “As previously announced, we completed the sale of our Ties business at the end of the second quarter. Cash proceeds received at closing were $2.4 million and were used to pay down our revolving credit facility. Net debt at quarter end was $85.6 million, in line with our expectations as we funded working capital to support strong sales and order book growth. We also initiated our first actions under the Board-approved share buyback program, repurchasing approximately 0.5% of the outstanding shares during the quarter. We're focused on our objective of executing a balanced approach to capital allocation while managing our leverage.”

Mr. Kasel concluded, “We can confidently report that the expected tailwinds from the numerous government infrastructure investment programs have begun to translate into increasing orders and backlog in the majority of our businesses. Despite some isolated weakness in the U.K. market, the consolidated book-to-bill ratio for the quarter was 1.24:1.00, with all segments expanding their order books in the quarter. With our record $290.1 million backlog and the prospects for a multi-year infrastructure super cycle in front of us, we remain optimistic in our outlook for 2023 and beyond. Against this backdrop, we're raising our profitability outlook for 2023 and maintaining our sales guidance despite the sale of the Ties business. We look forward to reporting our continuing progress in the coming quarters.”

1 See "Non-GAAP Financial Measures" and "Non-GAAP Disclosures" at the end of this press release for a description of and information regarding adjusted EBITDA, Gross Leverage Ratio per the Company's credit agreement, net debt, new orders, backlog, book-to-bill ratio, adjusted EBITDA leverage, and related reconciliations to their most comparable GAAP financial measure. June 30, 2023 backlog levels reflect a decline of $5.5 million from the Ties divestiture.

2023 Financial Guidance
As a result of the improved profitability achieved in its year-to-date results, the Company is updating its 2023 financial guidance, with adjusted EBITDA now expected to range between $28 million to $32 million (up from $27 million to $31 million previously). With the strong order rates realized year to date and record backlog, net sales guidance for 2023 remains unchanged at between $520 million to $550 million despite the impact of divestitures.

Second Quarter Consolidated Highlights
The Company’s second quarter performance highlights are reflected below:

	Three Months Ended June 30,		Change	Percent Change
	2023	2022	2023 vs. 2022	2023 vs. 2022

	(Unaudited)
Net sales	$148,034	$131,515	$16,519	12.6%
Gross profit	32,252	23,293	8,959	38.5
Selling and administrative expenses	24,528	19,394	5,134	26.5
Operating profit	6,349	2,480	3,869	156.0
Net income	3,493	1,976	1,517	76.8
Adjusted EBITDA	10,601	6,131	4,470	72.9
New orders	183,742	141,439	42,303	29.9
Backlog	290,076	250,845	39,231	15.6

•On June 30, 2023, the Company sold substantially all the operating assets of its prestressed concrete railroad tie business for $2.4 million, subject to working capital adjustments, generating a $1.0 million loss on the sale. The Ties business contributed sales of $1.4 million and $8.8 million in the quarter and trailing-twelve months ended June 30, 2023, respectively, which is included in the Rail, Technologies, and Services segment.

•Net sales for the 2023 second quarter were $148.0 million, up $16.5 million, or 12.6%, over the second quarter of 2022. Net sales increased 13.3% organically and 6.0% from acquisitions, offset by a 6.8% reduction for divestitures.

•Gross profit for the 2023 second quarter was $32.3 million, a $9.0 million increase year over year, or 38.5%, and gross profit margins expanded by 410 basis points to 21.8%. The strong improvement in gross profit was due to the business portfolio changes in line with the Company's strategic transformation along with an uplift from sales volume, product mix, and pricing.

•Selling and administrative expenses for the 2023 second quarter were $24.5 million, a $5.1 million increase, or 26.5%, from the prior year quarter. The increase was primarily attributed to increased personnel costs as well as the net impact from business portfolio actions. Selling and administrative expenses as a percentage of net sales increased to 16.6% in the current quarter, up from 14.7% last year.

•Operating profit for the 2023 second quarter was $6.3 million, a $3.9 million increase over the prior year quarter. The improvement in operating profit was due to increased sales volume and gross profit expansion, partially offset by increased selling and administrative expenses.

•Net income for the 2023 second quarter was $3.5 million, or $0.32 per diluted share, and includes the $1.0 million loss on the sale of Ties.

•Adjusted EBITDA for the 2023 second quarter, which adjusts for the loss on divestitures and acquisition-related contingent consideration adjustments, was $10.6 million, a $4.5 million increase, or 72.9%, versus the prior year quarter, with adjusted EBITDA leverage1 of 27.1%.

•New orders totaling $183.7 million for the 2023 second quarter increased 29.9% from the prior year quarter. Backlog totaling $290.1 million increased by $39.2 million, or 15.6%, compared to the prior year quarter.

•Cash used by operating activities totaled $10.3 million in the second quarter, an increased use of $4.5 million over the prior year quarter. Second quarter average working capital percent of sales1 of 20.7% was up 190 bps versus last year due in part to business mix, project completion delays and increased early payment discounts taken.

•Net debt of $85.6 million and Gross Leverage Ratio of 2.5x as of June 30, 2023 improved from $94.0 million and 3.3x, respectively, as of September 30, 2022, the period immediately after the completion of the Company's most recent acquisitions. Both net debt and Gross Leverage Ratio increased slightly during the quarter due to seasonal working capital requirements. All credit agreement covenants were met.

Second Quarter Business Results by Segment
Rail, Technologies, and Services Segment

	Three Months Ended June 30,		Change	Percent Change
	2023	2022	2023 vs. 2022	2023 vs. 2022
Net sales	$91,616	$81,797	$9,819	12.0%
Gross profit	$19,847	$15,661	$4,186	26.7%
Gross profit percentage	21.7%	19.1%	2.6%	13.1%
Segment operating profit	$6,627	$3,998	$2,629	65.8%
Segment operating profit percentage	7.2%	4.9%	2.3%	46.9%
New orders	$115,985	$92,937	$23,048	24.8%
Backlog	$132,451	$132,017	$434	0.3%

•Net sales for the 2023 second quarter were $91.6 million, a $9.8 million increase, or 12.0%, over the prior year quarter. Net sales increased 17.0% organically and 0.8% from acquisitions, offset by a 5.8% decrease from divestitures. The increase in organic sales was driven by strength in both Rail Products and Global Friction Management, partially offset by declines in the Company's U.K.-based Technology Services and Solutions business.

•Gross profit for the 2023 second quarter was $19.8 million, a $4.2 million increase, and gross profit margins expanded by 260 basis points to 21.7%. The improvement in gross profit was due primarily to the portfolio changes in line with the Company’s strategic transformation, partially offset by softness in profitability in the Technology Services and Solutions business.

•Segment operating profit for the 2023 second quarter was $6.6 million, a $2.6 million increase over the prior year quarter.

•Orders increased by $23.0 million, driven primarily by Rail Products, as well as Global Friction Management and Technology Services and Solutions. Backlog increased $18.9 million during the quarter to $132.5 million, despite a $7.0 million decline from the Ties divestiture, remaining relatively flat versus the prior year quarter.

Precast Concrete Products Segment

	Three Months Ended June 30,		Change	Percent Change
	2023	2022	2023 vs. 2022	2023 vs. 2022
Net sales	$33,865	$23,611	$10,254	43.4%
Gross profit	$7,676	$3,347	$4,329	129.3%
Gross profit percentage	22.7%	14.2%	8.5%	59.9%
Segment operating profit (loss)	$1,296	$(125)	$1,421	**
Segment operating profit (loss) percentage	3.8%	(0.5)%	4.3%	**
New orders	$37,799	$22,904	$14,895	65.0%
Backlog	$91,669	$71,507	$20,162	28.2%
** Results of calculation not considered meaningful.

•Net sales for the 2023 second quarter were $33.9 million, up $10.3 million, or 43.4% over the second quarter of 2022. Net sales increased 12.8% organically and 30.6% from the acquisition of VanHooseCo Precast, LLC ("VanHooseCo").

•Gross profit for the 2023 second quarter was $7.7 million, a $4.3 million increase, and gross profit margins expanded by 850 basis points to 22.7%. The increase in gross profit was driven by higher volumes from the VanHooseCo acquisition and margin gains in the legacy Precast business driven primarily by favorable mix, pricing, and input costs.

•Segment operating profit for the 2023 second quarter was $1.3 million, favorable $1.4 million over the prior year quarter on improved gross margins, partially offset by higher selling and administrative expenses from the VanHooseCo acquisition.

•Second quarter new orders were $37.8 million, up $14.9 million over the prior year quarter, with VanHooseCo accounting for $15.8 million of the increase, while orders in the legacy Precast declined slightly year over year. Backlog of $91.7 million reflects a $20.2 million increase over the prior year quarter, driven by VanHooseCo.

Steel Products and Measurement Segment

	Three Months Ended June 30,		Change	Percent Change
	2023	2022	2023 vs. 2022	2023 vs. 2022
Net sales	$22,553	$26,107	$(3,554)	(13.6)%
Gross profit	$4,729	$4,285	$444	10.4%
Gross profit percentage	21.0%	16.4%	4.6%	27.8%
Segment operating profit	$1,456	$762	$694	91.1%
Segment operating profit percentage	6.5%	2.9%	3.6%	124.1%
New orders	$29,958	$25,598	$4,360	17.0%
Backlog	$65,956	$47,321	$18,635	39.4%

•Net sales for the 2023 second quarter were $22.6 million, a decrease of $3.6 million or 13.6% compared to the prior year quarter. Sales increased 2.4% organically, and declined 16.0% due to divestiture activity. Organic sales were driven by Protective Coatings, partially offset by Fabricated Steel Products.

•Steel Products and Measurement gross profit increased by $0.4 million, an improvement of 460 basis points, due primarily to the segment's favorable portfolio shift as well as margin increases in Protective Coatings driven by improved volume.

•Segment operating profit for the 2023 second quarter was $1.5 million, an improvement of $0.7 million over the prior year quarter primarily due to improved volume and margins in Protective Coatings.

•New orders and backlog in Steel Products and Measurement increased by $4.4 million and $18.6 million, respectively, during the quarter. Increases in both Protective Coatings and Fabricated Steel Products orders more than offset a $6.0 million decline due to the divestiture of the Company's precision measurement products and systems business.

First Six Months Consolidated Highlights
The Company's first six months performance highlights are presented below.

	Six Months Ended June 30,		Change	Percent Change
	2023	2022	2023 vs. 2022	2023 vs. 2022

	(Unaudited)
Net sales	$263,522	$230,309	$33,213	14.4%
Gross profit	55,543	39,740	15,803	39.8
Selling and administrative expenses	45,951	36,692	9,259	25.2
Operating profit	6,852	193	6,659	**
Net income	1,322	390	932	239.0
Adjusted EBITDA	15,083	7,386	7,697	104.2
New orders	323,258	276,844	46,414	16.8
Backlog	290,076	250,845	39,231	15.6
** Results of calculation not considered meaningful.

•Net sales for the first six months of 2023 were $263.5 million, up $33.2 million, or 14.4%, over the prior year period. Net sales increased 10.8% organically and 7.4% from acquisitions, offset by a 3.7% reduction from divestitures.

•Gross profit for the first six months of 2023 was $55.5 million, a $15.8 million increase year over year, or 39.8%, and gross profit margins expanded by 380 basis points to 21.1%. The improvement in gross profit was due to the business portfolio changes in line with the Company's strategic transformation along with an uplift from sales volume, product mix, and pricing.

•Selling and administrative expenses for the first six months of 2023 were $46.0 million, a $9.3 million increase, or 25.2%, from the prior year period. The increase was primarily attributed to increased personnel costs, as well as higher selling and administrative expenses from the net impact of business portfolio actions. Selling and administrative expenses as a percentage of net sales increased to 17.4% in the current year period, up from 15.9% last year.

•Operating profit for the first six months of 2023 was $6.9 million, a $6.7 million increase over the prior year period. The improvement in operating profit was due to increased sales volume and gross profit expansion, partially offset by increased selling and administrative expenses.

•Net income for the first six months of 2023 was $1.3 million, or $0.12 per diluted share, and includes $3.1 million in losses from divestitures.

•Adjusted EBITDA for the first six months of 2023, which adjusts for the loss on divestitures and acquisition-related contingent consideration adjustments, was $15.1 million, a $7.7 million increase, or 104.2%, versus the prior year period, with adjusted EBITDA leverage1 of 23.2%.

•New orders totaling $323.3 million for the first six months of 2023 increased 16.8% from the prior year period. Backlog totaling $290.1 million increased by $39.2 million, or 15.6%, compared to the prior year.

•Cash used by operating activities totaled $3.3 million in the six months ended June 30, 2023, favorable $10.0 million compared to the use in the prior year period.

Second Quarter Conference Call
L.B. Foster Company will conduct a conference call and webcast to discuss its second quarter 2023 operating results on Tuesday, August 8, 2023 at 11:00 AM ET. The call will be hosted by Mr. John Kasel, President and Chief Executive Officer. Listen via audio and access the slide presentation on the L.B. Foster web site: www.lbfoster.com, under the Investor Relations page. A conference call replay will be available through August 15, 2023 via webcast through L.B. Foster’s Investor Relations page of the company’s website.

Those interested in participating in the question-and-answer session may register for the call at https://register.vevent.com/register/BI7c68dd565b304553aa8d4acdc4b470b1 to receive the dial-in numbers and unique PIN to access the call. The registration link will also be available on the Company’s Investor Relations page of its website.

About L.B. Foster Company
Founded in 1902, L.B. Foster Company is a global technology solutions provider of engineered, manufactured products and services that builds and supports infrastructure. The Company’s innovative engineering and product development solutions address the safety, reliability, and performance needs of its customers' most challenging requirements. The Company maintains locations in North America, South America, Europe, and Asia. For more information, please visit www.lbfoster.com.

Non-GAAP Financial Measures
This press release contains financial measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States ("GAAP"). These non-GAAP financial measures are provided as additional information for investors. The presentation of this additional information is not meant to be considered in isolation or as a substitute for GAAP measures. For definitions of the non-GAAP financial measures used in this press release and reconciliations to the most directly comparable respective GAAP measures, see the “Non-GAAP Disclosures” section below.

The Company has not reconciled the forward-looking adjusted EBITDA to the most directly comparable GAAP measure because this cannot be done without unreasonable effort due to the variability and low visibility with respect to certain costs, the most significant of which are acquisition and divestiture-related costs and impairment expense. These underlying expenses and others that may arise during the year are potential adjustments to future earnings. The Company expects the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.

The Company defines new orders as a contractual agreement between the Company and a third-party in which the Company will, or has the ability to, satisfy the performance obligations of the promised products or services under the terms of the agreement. The Company defines backlog as contractual commitments to customers for which the Company’s performance obligations have not been met, including with respect to new orders and contracts for which the Company has not begun any performance. Management utilizes new orders and backlog to evaluate the health of the industries in which the Company operates, the Company’s current and future results of operations and financial prospects, and strategies for business development. The Company believes that new orders and backlog are useful to investors as supplemental metrics by which to measure the Company’s current performance and prospective results of operations and financial performance. The Company defines book-to-bill ratio as new orders divided by revenue. The Company believes this is a useful metric to assess supply and demand, including order strength versus order fulfillment.

The Company views its Gross Leverage Ratio per its credit agreement, as defined in the Second Amendment to its Fourth Amended and Restated Credit Agreement dated August 12, 2022, as an important indication of the Company's financial health and believes it is useful to investors as an indicator of the Company's ability to service its existing indebtedness and borrow additional funds for its investing and operational needs.

The Company defines quarterly average working capital as a percent of sales as the average working capital for the trailing four months divided by four times net sales for the quarter.

Forward-Looking Statements
This release may contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements provide management's current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Sentences containing words such as “believe,” “intend,” “plan,” “may,” “expect,” “should,” “could,” “anticipate,” “estimate,” “predict,” “project,” or their negatives, or other similar expressions of a future or forward-looking nature generally should be considered forward-looking statements. Forward-looking statements in this earnings release are based on management's current expectations and assumptions about future events that involve inherent risks and uncertainties and may concern, among other things, the Company’s expectations relating to our strategy, goals, projections, and plans regarding our financial position, liquidity, capital resources, and results of operations and decisions regarding our strategic growth initiatives, market position, and product development. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company cautions readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: any future global health crises, and the related social, regulatory, and economic impacts and the response thereto by the Company, our employees, our customers, and national, state, or local governments; a continuation or worsening of the adverse economic conditions in the markets we serve, including recession, the continued volatility in the prices for oil and gas, governmental travel restrictions, project delays, and budget shortfalls, or otherwise; volatility in the global capital markets, including interest rate fluctuations, which could adversely affect our ability to access the capital markets on terms that are favorable to us; restrictions on our ability to draw on our credit agreement, including as a result of any future inability to comply with restrictive covenants contained therein; a decrease in freight or transit rail traffic; environmental matters, including any costs associated with any remediation and monitoring of such matters; the risk of doing business in international markets, including compliance with anti-corruption and bribery laws, foreign currency fluctuations and inflation, and trade restrictions or embargoes; our ability to effectuate our strategy, including cost reduction initiatives, and our ability to effectively integrate acquired businesses or to divest businesses, such as the recent dispositions of the Track Components, Chemtec, and Ties businesses, and acquisitions of the Skratch Enterprises Ltd., Intelligent Video Ltd., and VanHooseCo Precast LLC businesses and to realize anticipated benefits; costs of and impacts associated with shareholder activism; the timeliness and availability of materials from our major suppliers, as well as the impact on our access to supplies of customer preferences as to the origin of such supplies, such as customers’ concerns about conflict minerals; labor disputes; cyber-security risks such as data security breaches, malware, ransomware, “hacking,” and identity theft, which could disrupt our business and may result in misuse or misappropriation of confidential or proprietary information, and could result in the disruption or damage to our systems, increased costs and losses, or an adverse effect to our reputation; the continuing effectiveness of our ongoing implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs, including our ability to negotiate any additional necessary amendments to our credit agreement or the terms of any new credit agreement, and reforms regarding the use of SOFR as a benchmark for establishing applicable interest rates; the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes, including estimates that may impact taxes; domestic and foreign government regulations, including tariffs; economic conditions and regulatory changes caused by the United Kingdom’s exit from the European Union; geopolitical conditions, including the conflict in Ukraine; a lack of state or federal funding for new infrastructure projects; an increase in manufacturing or material costs; the loss of future revenues from current customers; and risks inherent in litigation and the outcome of litigation and product warranty claims. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. Significant risks and uncertainties that may affect the operations, performance, and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2022, or as updated and/or amended by our other current or periodic filings with the Securities and Exchange Commission.
The forward-looking statements in this release are made as of the date of this release and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by the federal securities laws.
Investor Relations:
Stephanie Schmidt
(412) 928-3417
investors@lbfoster.com
L.B. Foster Company
415 Holiday Drive
Suite 100
Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Sales of goods	$132,167	$116,584	$230,705	$201,005
Sales of services	15,867	14,931	32,817	29,304
Total net sales	148,034	131,515	263,522	230,309
Cost of goods sold	101,069	95,331	179,134	165,176
Cost of services sold	14,713	12,891	28,845	25,393
Total cost of sales	115,782	108,222	207,979	190,569
Gross profit	32,252	23,293	55,543	39,740
Selling and administrative expenses	24,528	19,394	45,951	36,692
Amortization expense	1,375	1,419	2,740	2,855
Operating profit	6,349	2,480	6,852	193
Interest expense - net	1,574	384	2,962	754
Other expense (income) - net	719	(701)	2,546	(1,264)
Income before income taxes	4,056	2,797	1,344	703
Income tax expense	563	821	22	313
Net income	3,493	1,976	1,322	390
Net loss attributable to noncontrolling interest	(38)	(34)	(57)	(54)
Net income attributable to L.B. Foster Company	$3,531	$2,010	$1,379	$444
Basic earnings per common share	$0.32	$0.18	$0.12	$0.04
Diluted earnings per common share	$0.32	$0.18	$0.12	$0.04
Average number of common shares outstanding - Basic	10,807	10,715	10,800	10,700
Average number of common shares outstanding - Diluted	10,878	10,814	10,866	10,809

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,880	$2,882
Accounts receivable - net	74,249	82,455
Contract assets - net	34,011	33,613
Inventories - net	79,451	75,721
Other current assets	12,182	11,061
Total current assets	203,773	205,732
Property, plant, and equipment - net	76,948	85,344
Operating lease right-of-use assets - net	15,770	17,291
Other assets:
Goodwill	31,404	30,733
Other intangibles - net	21,256	23,831
Deferred tax assets	—	24
Other assets	2,417	2,355
TOTAL ASSETS	$351,568	$365,310
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$43,933	$48,782
Deferred revenue	15,969	19,452
Accrued payroll and employee benefits	8,709	10,558
Current portion of accrued settlement	8,000	8,000
Current maturities of long-term debt	102	127
Other accrued liabilities	14,928	16,192
Total current liabilities	91,641	103,111
Long-term debt	89,403	91,752
Deferred tax liabilities	1,718	3,109
Long-term portion of accrued settlement	6,000	8,000
Long-term operating lease liabilities	12,669	14,163
Other long-term liabilities	7,545	7,577
Stockholders' equity:
Common stock	111	111
Paid-in capital	40,919	41,303
Retained earnings	124,548	123,169
Treasury stock	(4,846)	(6,240)
Accumulated other comprehensive loss	(18,536)	(21,165)
Total L.B. Foster Company stockholders’ equity	142,196	137,178
Noncontrolling interest	396	420
Total stockholders’ equity	142,592	137,598
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$351,568	$365,310

Non-GAAP Disclosures
(Unaudited)

This earnings release discloses earnings before interest, taxes, depreciation, and amortization (“EBITDA”), adjusted EBITDA, net debt, and adjusted EBITDA leverage, which are non-GAAP financial measures. The Company believes that EBITDA is useful to investors as a supplemental way to evaluate the ongoing operations of the Company’s business since EBITDA may enhance investors’ ability to compare historical periods as it adjusts for the impact of financing methods, tax law and strategy changes, and depreciation and amortization. In addition, EBITDA is a financial measure that management and the Company’s Board of Directors use in their financial and operational decision-making and in the determination of certain compensation programs. Adjusted EBITDA adjusts for certain charges to EBITDA from continuing operations that the Company believes are unusual, non-recurring, unpredictable, or non-cash. The Company believes adjusted EBITDA leverage is a useful metric for investors as it enhances investors' ability to understand the change adjusted EBITDA respective to the change in sales.

In the three and six months ended June 30, 2023, the Company made adjustments to exclude the loss on divestitures and VanHooseCo contingent consideration. In the three and six months ended June 30, 2022, the Company made adjustments to exclude acquisition costs, insurance proceeds, and the gain on the sale of its steel Piling Products business. The Company believes the results adjusted to exclude these items are useful to investors as these items are nonroutine in nature.

The Company views net debt, which is total debt less cash and cash equivalents, as an important metric of the operational and financial health of the organization and believes it is useful to investors as indicators of its ability to incur additional debt and to service its existing debt.

Non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. Quantitative reconciliations of EBITDA, adjusted EBITDA, and net debt (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
Adjusted EBITDA Reconciliation
Net income, as reported	$3,493	$1,976	$1,322	$390
Interest expense - net	1,574	384	2,962	754
Income tax expense	563	821	22	313
Depreciation expense	2,484	1,876	4,989	3,814
Amortization expense	1,375	1,419	2,740	2,855
Total EBITDA	$9,489	$6,476	$12,035	$8,126
Loss (gain) on divestitures	1,041	(489)	3,074	(489)
Acquisition costs	—	462	—	539
Insurance proceeds	—	(318)	—	(790)
VanHooseCo contingent consideration	71	—	(26)	—
Adjusted EBITDA	$10,601	$6,131	$15,083	$7,386

	Three Months Ended June 30,		Change	Six Months Ended June 30,		Change
	2023	2022	2023 vs. 2022	2023	2022	2023 vs. 2022
Adjusted EBITDA Leverage Reconciliation
Adjusted EBITDA	$10,601	$6,131	$4,470	$15,083	$7,386	$7,697
Total net sales	148,034	131,515	16,519	263,522	230,309	33,213
Adjusted EBITDA leverage			27.1%			23.2%

	June 30, 2023	March 31, 2023	September 30, 2022
Net Debt Reconciliation
Total debt	$89,505	$80,096	$98,919
Less: cash and cash equivalents	(3,880)	(2,639)	(4,943)
Net debt	$85,625	$77,457	$93,976